Exhibit 99.2

                                                        Exelon Generation [LOGO]
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News Release

FOR IMMEDIATE RELEASE                                 Nov. 1, 2002
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Contact:          Exelon Generation, Ted Caddell
                  610-765-6911
                  Exelon Investor Relations, Linda Byus
                  312-394-7696

     Exelon Generation Completes Acquisition of Sithe's New England Plants

Exelon Generation today completed its acquisition of Sithe New England Holdings, LLC, which owns a number of New England generating stations, from Sithe Energies, Inc.

Exelon Generation purchased a 49.9 percent interest in Sithe Energies in December, 2000.

"Exelon invested in Sithe originally because of the company's Boston-based generating facilities," said Exelon Generation President Oliver D. Kingsley Jr. "Owning or having access to generation in key regions in the Northeast region, and serving city markets, is consistent with Exelon's strategy in Philadelphia and Chicago."

Exelon Generation acquired Sithe New England for a $543 million note, plus the assumption of project debt supporting the construction of Mystic 8, 9, and Fore River generating stations.

The acquired facilities include Sithe's New England plants in operation and in various stages of construction:

Sithe New Boston, South Boston, Mass.; Sithe Framingham, in Framingham, Mass.; Sithe West Medway, in West Medway, Mass.; a 5 percent ownership of the Wyman facility in Yarmouth, Maine; Sithe Mystic, in Everett, Mass.; Sithe Fore River in Weymouth, Mass. and Sithe Power Marketing. The plants are fossil-fueled plants, utilizing a combination of fuel oil and natural gas.

Together, present capacity and capacity in development at these plants totals about 4,400 megawatts.

Also included in the acquisition is Sithe's power marketing operation, Sithe Power Marketing L.P. This operation will now come under Exelon Generation and be renamed Exelon New England Power Marketing.

Sithe, which still has generation facilities in New York and other regions, will establish a new marketing entity called Sithe Energy Marketing Inc.


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Exelon Corporation
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ABOUT EXELON
Exelon Generation Company, LLC, a subsidiary of Exelon Corporation, headquartered in Chicago, is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts. As of the end of 2001, Exelon Generation owned or was invested in approximately 40,000 megawatts of generating resources, through three business units: Exelon Nuclear, which owns or has investments in 19 nuclear units in Illinois, Pennsylvania and New Jersey, Exelon Power, which owns or has investments in coal, natural gas, oil, landfill gas and hydro generation assets, consisting of 124 intermediate and peaking units, and Exelon Power Team, Exelon's wholesale marketing and energy-based financial trading operation, doing business in all of the contiguous 48 states and in Canada and Mexico. In 2001, Exelon Generation, headquartered in Kennett Square, Pa., had assets of $8.2 billion, revenues of $7.0 billion, and approximately 7,200 employees.